Exhibit 99.1

PRESS RELEASE

NRG Yield Appoints Christopher Sotos as CEO

Mauricio Gutierrez Becomes NRG Yield Chairman of the Board,
and John Chillemi Appointed to Board of Directors

PRINCETON, NJ — May 5, 2016 — NRG Yield, Inc. (NYSE: NYLD, NYLD.A) today announced the appointment of Christopher Sotos as President and Chief Executive Officer, effective May 6, 2016. Interim President and Chief Executive Officer Mauricio Gutierrez will transition the role to Mr. Sotos through the second quarter 2016. Mr. Sotos will be employed and compensated solely by NRG Yield.

“With Chris’ extensive expertise in the financial and energy markets, there is no better candidate to lead NRG Yield,” said Mauricio Gutierrez, NRG Yield’s Interim President and Chief Executive Officer. “The Board of Directors is confident in Chris’ ability to seamlessly transition into this role and strategically evaluate opportunities across the landscape. We look forward to his immediate contribution to the company.”

Mr. Sotos has been on the Board of Directors of NRG Yield since its initial public offering in July 2013. Prior to his appointment as President and CEO of NRG Yield, Mr. Sotos served as Head of Strategy and Mergers & Acquisitions at NRG Energy, Inc. (NRG). In this role, he led NRG’s corporate strategy, mergers and acquisitions, strategic alliances and other special projects for NRG and NRG Yield.  He also served as NRG’s Treasurer from March 2008 to September 2012, where he was responsible for all treasury functions, including raising capital, valuation, debt administration and cash management. Mr. Sotos joined NRG in 2004 as a Senior Finance Analyst, following more than nine years in key financial roles within the energy sector at companies including Koch Capital Markets, Entergy Wholesale Operations and Service Corporation International. Mr. Sotos also serves on the board of FuelCell Energy, Inc.

“Having been part of NRG Yield since its inception, I am honored to accept the role of CEO and will continue to evaluate management structure for NRG Yield going forward,” said Christopher Sotos. “In addition, with the offer from NRG of its remaining CVSR ownership stake and its continued dropdown of distributed and residential solar assets, I am focused on continuing NRG Yield’s history of dividend growth going forward.”

In connection with Mr. Sotos’ appointment as President and CEO, Mr. Gutierrez will assume the role of Chairman of the Board of NRG Yield, and John Chlebowski will return to his role as the Lead Independent Director. Further, NRG Yield Board of Directors appointed John Chillemi, Executive Vice President, National Business Development for NRG to the Board of Directors to fill the existing vacancy on the Board.

Mr. Chillemi has served as Executive Vice President, National Business Development of NRG since December 2015. In this role, Mr. Chillemi is responsible for all wholesale generation development activities for NRG across the nation. Prior to December 2015, Mr. Chillemi was

Senior Vice President and Regional President, West since NRG’s acquisition of GenOn Energy, Inc. (GenOn) in December 2012. Mr. Chillemi served as the Regional President in California and the West for GenOn from December 2010 to December 2012, and as President and Vice President of the West at Mirant Corporation from 2007 to December 2010. Mr. Chillemi has 30 years of power industry experience, beginning with Georgia Power in 1986.

About NRG Yield

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the United States, including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than two million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols NYLD and NYLD.A, respectively. Visit nrgyield.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements may state NRG Yield’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties associated with NRG Yield’s business, economic and competitive factors, the capital markets and other risks detailed in NRG Yield’s filings with the Securities and Exchange Commission. NRG Yield assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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Contacts:

Media:	Investors:

Karen Cleeve	Kevin Cole, CFA
609.524.4608	609.524.4526

Marijke Shugrue	Lindsey Puchyr
609.524.5262	609.524.4527